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                                                                      EXHIBIT 16

  November 6, 2000

  Office of the Chief Accountant
  Securities and Exchange Commission
  450 Fifth Street, North West
  Washington, D.C. 20549

  Dear Sir/Madam:

  We have read paragraphs one (1) and two (2) of Item 4 included in the Form 8-K/A dated November 6, 2000 of Pacific Mercantile Bancorp to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

  Very truly yours,

  /s/ Arthur Andersen LLP

  Arthur Andersen LLP


  cc: Mr. Dan Erickson, CFO, Pacific Mercantile Bancorp